EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of LGL Systems Acquisition Corp. (formerly MTRON Systems Acquisition Corp.) (the "Company") on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as Amended, of our report dated May 29, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of LGL Systems Acquisition Corp. as of May 3, 2019 and for the period from April 30, 2019 (inception) through May 3, 2019 appearing in the Registration Statement on Form S-1, as filed (File No. 333-234124), of LGL Systems Acquisition Corp.

/s/ Marcum LLP

Marcum LLP

New York, NY

November 6, 2019